      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997
                          REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                 AMRESCO, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                     700 NORTH PEARL           59-1781257
(STATE OR OTHER JURISDICTION OF      SUITE 2400, LB 342      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       DALLAS, TEXAS 75201    IDENTIFICATION NO.)


                                 (214) 953-7700
                  (Address, including zip code, and telephone
                        number, including area code, of
                   registrant's principal executive offices)

                                ---------------

                               L. KEITH BLACKWELL
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                   700 NORTH PEARL STREET, SUITE 2400, LB 342
                                   SUITE 1700
                              DALLAS, TEXAS 75201
                                 (214) 953-7700
                              FAX: (214) 953-7757
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                               -----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                ---------------

                        CALCULATION OF REGISTRATION FEE


           Title of Each Class of Securities                   Proposed Maximum Aggregate
                    to be Registered                               Offering Price (1)                Amount of Registration Fee
=================================================================================================================================
    Debt Securities (2)                                                    (6)                                      (6)
    Preferred Stock, par value $1.00 per share (3)
    Common Stock, par value $0.05 per share (4)
    Securities Warrants (5)
---------------------------------------------------------------------------------------------------------------------------------
    Total                                                            $500,000,000(7)                              $151,516
---------------------------------------------------------------------------------------------------------------------------------


    (1) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

    (2) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of Debt Securities. The aggregate amount registered represents the principal amount of any Debt Securities issued at their principal amount and the issue price (rather than the principal amount) of any Debt Securities issued at an original issue discount. There are also being registered hereunder an indeterminate principal amount of Debt Securities as shall be (a) issuable (i) upon conversion or exchange of Preferred Stock or other Debt Securities registered hereunder and (ii) upon exercise of the Securities Warrants registered hereunder and (b) necessary to adjust the principal amount of Debt Securities from time to time reserved for issuance upon such exercise in accordance with the anti-dilution provisions of any convertible or exchangeable Preferred Stock or other Debt Securities or the Securities Warrants.

    (3) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the registrant. There are also being registered hereunder an indeterminate number of shares of

         Preferred Stock as shall be (a) issuable upon exchange of Debt Securities into Preferred Stock or exercise of the Securities Warrants registered hereunder and (b) necessary to adjust the number of shares of Preferred Stock from time to time reserved for issuance upon such exercise in accordance with the anti-dilution provisions of the Securities Warrants or exchangeable Debt Securities.

    (4) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be (a) issuable (i) upon conversion or redemption of Preferred Stock or Debt Securities registered hereunder and (ii) upon exercise of Securities Warrants registered hereunder, (b) necessary to adjust the number of shares of Common Stock from time to time reserved for issuance upon such conversion, redemption or exercise in accordance with the anti-dilution provisions of the Debt Securities, Preferred Stock or Securities Warrants, respectively, and (c) as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of Common Stock.

    (5) Subject to note (7) below, there is being registered hereunder an indeterminate number of Securities Warrants as may be sold, from time to time, by the registrant.

    (6)  Not applicable pursuant to General Instruction II.D. of Form S-3.

    (7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

[LEGEND]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

       Subject to Completion - Preliminary Prospectus dated May 27, 1997

                                  $500,000,000

                                     [LOGO]

                COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
                         SECURITIES WARRANTS AND UNITS

                                ---------------

                  AMRESCO, INC. (the "Company") may offer from time to time, together or separately, (i) shares of its common stock, par value $0.05 per share (the "Common Stock"), (ii) shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") and (iv) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or Common Stock (the "Common Stock Warrants"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Common Stock, Preferred Stock, Debt Securities and Securities Warrants (collectively, the "Securities") may be offered independently or together in any combination ("Units") for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Debt Securities, Preferred Stock or Common Stock. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances the aggregate offering price of which will not exceed $500.0 million (or the equivalent thereof if the Debt Securities are denominated in one or more foreign currencies or foreign currency units).

     The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and by whom offered, (ii) in the case of the Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms, (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as Senior Debt Securities or Subordinated Debt Securities, authorized denominations, maturity, any premium, rate or method of calculation of interest, if any, and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other series of Debt Securities, Preferred Stock or Common Stock and any other special terms,
  (iv) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus and (v) the initial public offering price and the net proceeds to the Company from and other specific terms relating to the Offered Securities. The Prospectus Supplement will also contain information, where applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered hereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

     The Senior Debt Securities will rank pari passu in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Debt Securities are secured by collateral, will be effectively subordinated to the rights of holders of secured unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Debt Securities will rank senior to all unsecured subordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including any Senior Debt Securities.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

     FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREIN AND "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS.

                                ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     The Company may sell the Securities (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such Securities and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

                                ---------------

                  The date of this Prospectus is ______, 1997

                                  THE COMPANY

    Certain terms used in this Prospectus are defined in the "Glossary" included herein. Certain terms used in connection with the Debt Securities are defined under the caption "Description of Securities -- Debt Securities -- Certain Definitions."

    General. The Company is a leading specialty financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management, commercial finance and institutional real estate investment advisory services.

RESIDENTIAL MORTGAGE BANKING

    The Company originates, acquires, warehouses and securitizes sub-prime loans. Borrowers under such loans may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. The Company believes that this market is large and is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more creditworthy borrowers. The Company believes that the higher interest rates offered by the sub-prime loan market are attractive even after taking into account the potentially greater credit risk associated with such borrowers.

COMMERCIAL MORTGAGE BANKING

    The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling, securitizing and servicing commercial real estate loans through Holliday Fenoglio, ACC and AMRESCO Services.

    Holliday Fenoglio primarily serves commercial real estate developers and owners by originating commercial real estate loans and acting as a broker on commercial real estate sales through its own commission-based mortgage bankers. The loans originated by Holliday Fenoglio generally are funded by institutional lenders, principally insurance companies, and by ACC and other Conduit Purchasers. Holliday Fenoglio generally retains Primary Servicer rights on a portion of the loans originated by it. The Company believes that Holliday Fenoglio's relationship and credibility with its institutional lender network provide the Company with a competitive advantage in the commercial mortgage banking industry.

    ACC is a mortgage banker that originates, underwrites and securitizes commercial real estate loans that are funded primarily by Conduit Purchasers and Fannie Mae. ACC has established a partnership with a major Wall Street investment bank which funds a significant portion of ACC's commercial real estate loan originations and through which ACC and the investment bank share in the accumulation and securitization profits and risks. ACC serves its market directly through branch offices, as well as through a network of independent mortgage brokers, including Holliday Fenoglio. ACC is approved by Fannie Mae to participate in its DUS program, which ACC believes makes it a more competitive loan originator and underwriter of multifamily mortgages. ACC is also an approved lender in the Freddie Mac multifamily seller/servicer program in the states of Florida, North Carolina and South Carolina.

    AMRESCO Services serves as a Primary Servicer for whole loans and as a Master/Full Servicer for securitized pools of commercial mortgages. The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios held by numerous passive investors. Historically, the revenue stream from servicing contracts on commercial mortgages has been relatively predictable due in part to prepayment penalties in commercial mortgages that tend to discourage early loan payoffs.

ASSET MANAGEMENT

    The Company manages and resolves Asset Portfolios acquired at a discount to Face Value by the Company alone and by the Company with co-investors. The Company also manages and resolves Asset Portfolios owned by third parties. Asset Portfolios generally include fee owned real estate and secured loans of varying qualities and collateral types. The majority of the loans in the Asset Portfolios in which the Company invests are in default at the time of acquisition. Asset Portfolios purchased by the Company are currently comprised of real estate secured loans and collateralized business loans, the resolution of which may be based either on cash flow of a business or on real estate and other collateral securing the loan. While the majority of the Asset Portfolios managed or owned by the Company are located in the United States, the Company has opened offices in Toronto and London through which it pursues Asset Portfolio acquisition opportunities and manages its investments in Canada and Western Europe. The Company may open offices and seek strategic alliances in other international markets.

COMMERCIAL FINANCE

    The Company's commercial finance business was formally commenced in 1996. The Company intends to expand its commercial finance business through acquisitions of targeted niche finance companies and internal start-ups. The Company's commercial finance business currently involves: (i) providing high yield debt financing for the real estate and communications industries and for businesses and projects which are unable to access traditional lending sources,
(ii) providing construction financing for builders of single family residences,
(iii) originating, acquiring, warehousing, securitizing and servicing loans to franchises with single franchise and multiple franchise operations, and (iv) equipment leasing and related financing activities.

INSTITUTIONAL REAL ESTATE INVESTMENT ADVISORY

    The Company provides real estate investment advice to various institutional investors (primarily pension funds) seeking to invest in real estate and related investments. Although the Company is paid acquisition, disposition and performance-based incentive fees by some of its clients, its principal form of revenue from this activity is asset management fees, which are based on the cash flow or value of the investments under management.

    The Company is marketing to institutional investors the opportunity to invest in Subordinated Certificates issued in commercial and residential mortgage securitizations through investment funds or other entities being organized by the Company. The Company believes that because of its experience in evaluating and underwriting higher risk loans, it can take advantage of investment opportunities that are presented by such Subordinated Certificates. The Company expects that a majority of its own investments in Subordinated Certificates in the future will be through these funds or entities. As a policy, the Company will not sell to these funds Subordinated Certificates created in securitizations organized by the Company.


                           -------------------------

    The Company is a Delaware corporation. The Company's principal executive offices are located at 700 North Pearl Street, Suite 2400, Dallas, Texas 75201 and its telephone number at that address is (214) 953-7700.




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




                                  RISK FACTORS

    Investors should carefully consider the following matters in connection with an investment in any particular Securities in addition to the other information contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement.

CHANGE IN BUSINESS MIX AND MANAGEMENT OF GROWTH

    In early 1994, the Company made the strategic decision to diversify its business lines. The Company has entered the residential mortgage banking, commercial mortgage banking, commercial finance and institutional real estate investment advisory businesses through a combination of acquisitions and the internal start-up of new business lines. The Company has also increased its investments in Asset Portfolios. These businesses contributed a substantial portion of the Company's revenue and operating income in 1996 and in subsequent periods, and the Company expects they will continue to contribute a substantial portion of its revenue and operating income for the foreseeable future. The rapid entry of the Company into these business lines has resulted in increased demands on the Company's personnel and systems. As part of its business strategy, the Company intends to acquire additional businesses which complement the Company's core capabilities in specialty financial services. The Company must successfully continue its assimilation of multiple acquired businesses with differing markets, customer bases, financial products, systems and managements. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

NEED FOR ADDITIONAL FINANCING

    General. The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. The Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue Preferred Stock. The Company's ability to repay its outstanding indebtedness, including the Debt Securities, at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

    Dependence on Warehouse Financing. The Company's residential mortgage banking, commercial mortgage banking and commercial finance securitization businesses depend upon warehouse facilities with financial institutions or institutional lenders to finance the Company's origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

RISKS OF SECURITIZATION

    Significance of Securitization. The Company currently believes that it will become increasingly dependent upon its ability to securitize mortgage loans and other loans by pooling and subsequently selling them in the secondary market in order to generate revenues, earnings and cash flows. Accordingly, adverse changes in the secondary market for such loans could impair the Company's ability to originate, purchase and sell mortgage loans and other loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. The Company endeavors to effect a securitization of its residential mortgage loans on at least a quarterly basis and its commercial mortgage and commercial finance loans on at least a semi-annual basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond the reporting period in which such sale is anticipated to occur would delay any expected gain on sale and adversely affect the Company's reported earnings for such reporting period.

    Importance of Credit Enhancement. To market residential mortgage-backed, commercial mortgage-backed and commercial loan- backed securities, the Company has in the past used various means of credit enhancement to obtain a "AAA/Aaa" rating for such securities. In its residential mortgage-backed and commercial loan-backed securitizations, the Company has relied to a significant extent on monoline insurance companies to provide such credit enhancement. Any unwillingness of monoline insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's financial position and results of operations.

    Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it pools and securitizes. The Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. Accordingly, the Company has a claim against the originator in the event of a breach of any of these representations made by the originators. However, the Company's ability to recover on any such claim is dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

    Investment in Subordinated Certificates. The Company derives a significant portion of its reported income from its investments in Subordinated Certificates created in securitizations completed by the Company. The earnings on such Subordinated Certificates represent the excess of the interest and principal paid by a borrower on a loan over the interest and principal passed through to the investor acquiring an interest in such loan, less the normal servicing and other fees and credit losses realized. When such loans are pooled, the Company records the Subordinate Certificates by allocating the previous carrying amount between the assets sold and the Subordinated Certificates based on their relative fair values at the date of transfer and recognizes as a gain the value allocated to the Subordinated Certificates, net of the Company's upfront costs of purchasing and securitizing the underlying loans. The Company is required to measure its Subordinated Certificates at fair value, thus any adjustments between the initially allocated value and fair value are recorded as an adjustment to income. The estimated fair value of the Subordinated Certificates is computed using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. Accordingly, no assurance can be given that these securities could in fact be sold or recovered at their stated values on the balance sheet, if at all.

    Contingent Risks. Although the Company sells substantially all the mortgage loans and other loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of the Subordinated Certificates. Such amounts serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans held by such trust. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

RISKS RELATED TO SUB-PRIME LOANS

    The sub-prime loan market is comprised of credit-impaired borrowers who generally have significant equity in their homes and whose borrowing needs are not currently met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against higher delinquencies, foreclosures or losses than anticipated and, as a result, the Company's financial condition or results of operation could be adversely affected.





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





CYCLICALITY OF AND COMPETITION IN THE ASSET MANAGEMENT BUSINESS

    The asset management business is affected by long-term cycles in the general economy. In addition, the volume of domestic Asset Portfolios available for purchase by investors or management by third party servicers such as the Company has generally declined since 1993. The Company cannot predict what will be a normal annual volume of Asset Portfolios to be sold or outsourced for management and resolution. Moreover, future Asset Portfolio purchases will depend on the availability of Asset Portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase Asset Portfolios. The acquisition of Asset Portfolios has become highly competitive in the United States. This may require the Company to acquire Asset Portfolios at higher prices thereby lowering profit margins on the resolutions of such Asset Portfolios. Under certain circumstances, the Company may choose not to bid for Asset Portfolios which it believes cannot be acquired at attractive prices. As a result of all the above factors, Asset Portfolio purchases may vary significantly from quarter to quarter.

GENERAL ECONOMIC CONDITIONS

    Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of the Company's business. Although such economic conditions may increase the number of nonperforming loans available for sale to or for management by the Company, such conditions could adversely affect the resolution of Asset Portfolios held by the Company for its own account or managed for others, lead to a decline in prices or demand for collateral underlying Asset Portfolios or, in the case of Asset Portfolios held for the Company's own account, increase the cost of capital invested by the Company and the length of time that capital is invested in a particular Asset Portfolio, thereby negatively impacting the rate of return realized from such Asset Portfolio. Economic downturns and rising interest rates also may reduce the number of loan originations by the Company's residential mortgage banking, commercial mortgage banking and commercial finance businesses and negatively impact its securitization activity.

    In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on mortgage loans and other loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for residential mortgages, resulting in declining values of homes securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes for sale during recessionary economic periods may depress the prices at which foreclosed homes may be sold or delay the timing of such sales. There can be no assurance that the housing markets will be adequate for the sale of foreclosed homes and any material deterioration of such markets could reduce recoveries from the sale of collateral.

CERTAIN COMMERCIAL LOAN ORIGINATION AND SERVICING RISKS

    When borrowers are delinquent in making monthly payments on commercial mortgage loans serviced by the Company, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month. In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

    As a participant in the Fannie Mae DUS program, the Company must accept a first loss risk on loans originated by the Company. In addition, the Company must also make certain representations and warranties concerning loans originated by the Company and sold to Conduit Purchasers or Fannie Mae. These representations cover such matters as title to the property, lien priority, environmental reviews and certain other matters.

ASSET PERFORMANCE ASSUMPTIONS

    The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans owned directly or backing securities purchased and sold by the Company. The carrying value of the Company's Asset Portfolios, Subordinated Certificates and certain other assets have been determined in part using estimates of future cash flows based on assumptions concerning future default and prepayment rates that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of cash flows were reasonable at the time such estimates were made. However, the actual rates of default and/or prepayment on such assets may exceed those estimated and consequently may adversely affect the carrying values of such assets, anticipated future cash flows, results of operations and reported earnings. The Company periodically reviews its loss and prepayment assumptions in relation to current performance of the loans and market conditions and, if necessary, provides for the impairment of the respective asset. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that such assets could be sold at their stated value on the balance sheet, if at all.

INTEREST RATES

    Since certain of the Company's borrowings, including borrowings under the Revolving Loan Agreement, are at variable rates of interest, the Company may be impacted by increases in interest rates. In addition, the value of its interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. A significant decline in interest rates could result in increased prepayment of outstanding loans.

    A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's residential Subordinated Certificates by increasing the level of loan prepayments. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interest in the related trusts are priced on the basis of intermediate rates.

GOVERNMENT REGULATION

    The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. There are also, among other risks, uncertainties concerning the business practice of paying back points to residential mortgage brokers.

RISKS OF HEDGING TRANSACTIONS

    The Company has in the past and may in the future enter into interest rate or foreign currency financial instruments used for hedging purposes. While intended to reduce the effects of volatility in interest rate or foreign currency price movements, such transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate or foreign currency price movements.

FOREIGN OPERATIONS

    The Company's asset management and resolution business has entered into, and intends to continue to enter into, contracts to purchase and to manage and resolve Asset Portfolios located in Canada and Western Europe and may in the future expand into other foreign countries. Foreign operations are subject to various special risks, including currency translation risks and currency exchange rate fluctuations (which the Company intends to mitigate with currency hedging arrangements as available and economical) and exchange controls. Changes in foreign exchange rates may have an adverse effect on the Company's financial condition and results of operations. In addition, earnings of foreign operations are subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis.

COMPETITION

    All of the business lines in which the Company operates are highly competitive. Some of the Company's principal competitors in certain business lines are substantially larger and better capitalized than the Company. Because of these resources, these companies may be better able than the Company to obtain new customers, to acquire Asset Portfolios, to pursue new business opportunities or to survive periods of industry consolidation.

    The Company is experiencing greater competition in its residential mortgage banking business. The Company has experienced increasing competition from other Conduit Purchasers in the acquisition of sub-prime loan portfolios. In addition, the Company expects to encounter significant competition in the sub-prime loan origination market.

    The Company believes that its ability to acquire Asset Portfolios for its own account will be important to its future growth. Acquisitions of Asset Portfolios are often based on competitive bidding, where there are dangers of bidding too low (which generates no business), as well as of bidding too high (which could win the Asset Portfolio at an economically unattractive price). In addition, the increasing competition in this business line has caused the Company to experience decreasing profit margins in its Asset Portfolio business in order to remain a competitive bidder for Asset Portfolios and has caused the Company to redeploy its capital in other more profitable product lines.

    The Company also encounters significant competition in its other business lines. The commercial mortgage banking business is highly fragmented with certain large national competitors and significant localized competition. In addition, within the commercial loan origination and residential mortgage securitization businesses, access to and the cost of capital are critical to the Company's ability to compete. The Company must compete with numerous competitors, many of whom have superior access to capital sources and can arrange or obtain lower cost of capital for customers.

ANTI-TAKEOVER CONSIDERATIONS

    The Company's Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include a staggered Board of Directors, authorized "blank check" preferred stock, super majority voting requirements on certain matters and prohibitions against certain business combinations. The Indentures governing the Senior Subordinated Notes and Senior Notes require the Company to repurchase all outstanding Senior Subordinated Notes and Senior Notes in the event of certain change of control transactions. These anti-takover provisions could have the effect of discouraging or making more difficult a merger, tender offer, other business combination or proxy contest, even if such event would be favorable to the interests of the stockholders. See "Description of Securities--Delaware Law and Certain Corporate Provisions."

                           FORWARD-LOOKING STATEMENTS

    This Prospectus and any Prospectus Supplement may contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company (or its subsidiaries).

    Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company (or its subsidiaries), or its management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "project" and "anticipate" and similar expressions identify forward- looking statements.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Offered Securities, together with internally generated funds, will be used (i) to repay, redeem or repurchase outstanding indebtedness of the Company, (ii) for general operations of the Company, including acquisitions, investments, capital expenditures and working capital requirements and (iii) for such other purposes as may be specified in the related Prospectus Supplement.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's and its predecessors' consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and Preferred Stock dividends for each of the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and
1992 on an historical basis.


                                                Three Months
                                                   Ended
                                                  March 31,                 YEAR ENDED DECEMBER 31,
                                              -------   -------   ---------------------------------------------
                                                1997      1996      1996      1995      1994      1993    1992
                                              -------   -------   -------   -------   -------   ------- -------
Ratio of earnings to fixed charges(1)            1.8x      2.6x      2.4x      5.4x     21.2x     58.9x   (2)

Ratio of earnings to combined fixed charges
  and Preferred Stock dividends(3)               1.8x      2.6x      2.4x      5.4x     21.2x     58.9x   (2)


----------

  (1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of operating income before income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

  (2) The Company or its predecessors had no interest expense in 1992.

  (3) The Company did not have any Preferred Stock outstanding during any of these periods.

                           DESCRIPTION OF SECURITIES

    The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

    The Company is authorized to issue 50,000,000 shares of Common Stock, par value $0.05 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. The Company is seeking stockholder approval at its annual meeting of stockholders with respect to a proposal to increase its authorized shares of Common Stock to 150,000,000. As of May 22, 1997, the Company had issued and outstanding 36,062,336 shares of Common Stock and no shares of Preferred Stock. As of such date, there were approximately 2,832 holders of record of the outstanding shares of Common Stock.

    The following summary of the Company's Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), its Amended and Restated Bylaws (the "Bylaws"), and the Delaware General Corporation Law, as amended (the "DGCL").

COMMON STOCK

    General. Subject to such preferential rights as may be granted by the Board of Directors in connection with any issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. Since October 1995, the Company has not paid cash dividends. The Board of Directors currently intends to retain all earnings to support anticipated growth in the current operations of the Company and to finance future expansion. The Company's Revolving Loan Agreement, the Senior Subordinated Notes Indenture and the Senior Notes Indenture restrict the payment of cash dividends unless certain earnings tests are satisfied. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of Preferred Stock and indebtedness by the Company, including issuances of Debt Securities and Preferred Stock contemplated by this Prospectus. Further declarations and payments of cash dividends, if any, will also be determined in light of then-current conditions, including the Company's earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Upon the liquidation, dissolution or winding up of the Company, after payment of creditors, the remaining net assets of the Company will be distributed pro rata to the holders of Common Stock, subject to any liquidation preference of the holders of Preferred Stock which may then be outstanding. There are no preemptive rights, conversion rights, or redemption or sinking fund provisions with respect to the shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

    Voting Rights. Holders of Common Stock are entitled to one vote per share of Common Stock held of record on all such matters submitted to a vote of the stockholders. Holders of the shares of Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any persons to the Board of Directors.

    Delaware Law and Certain Corporate Provisions. The Company is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or
(iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date on which the person became an "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, together with affiliates and associates, at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

    The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three-year terms; (ii) the authority of the Board of Directors to determine the size of the Board of Directors, subject to certain minimums and maximums; (iii) the authority of certain members of the Board of Directors to fill vacancies on the Board of Directors; (iv) a requirement that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or holders of at least one-tenth of all the shares entitled to vote at the meeting; (v) the elimination of stockholder action by written consent; (vi) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine;
(vii) the requirement that the Article in the Certificate of Incorporation creating the staggered board may only be amended by the vote of at least 66 2/3% of the voting securities of the Company; and (viii) a requirement that any business combination between the Company and a beneficial owner of more than five percent of any class of an equity security of the Company must be approved by the holders of a majority of the Company's securities, excluding those securities held by such beneficial owner, voted at a meeting called for the purpose of approving such business combination.

    Indemnification and Limited Liability. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the directors and officers of the Company to the fullest extent permitted by law. In addition, as permitted by the DGCL, the Company's Certificate of Incorporation and Bylaws provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for such director's breach of duty as a director. This limitation of liability does not relieve directors from liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability under Section 174 of the DGCL for unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit. This provision of the Certificate of Incorporation will limit the remedies available to a stockholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such stockholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when stockholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

    Subject to certain limitations, the Company's officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which the Company may be required to indemnify them.

    Other Matters. The Common Stock is listed on Nasdaq National Market under the symbol "AMMB." The Bank of New York, New York, New York, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

    The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, and the Certificate of Designation relating to each series of Preferred Stock, which will be filed with the Secretary of State of Delaware and the Commission in connection with the offering of such series of Preferred Stock.

    General. The Board of Directors may, without approval of the Company's stockholders, establish series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

    The Preferred Stock will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred

Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accrue;
(v) any redemption or sinking fund provisions; (vi) any terms by which such series of Preferred Stock may be convertible into or exchanged for Common Stock or Debt Securities; and (vii) any additional or other rights, preferences, privileges, limitations and restrictions relating to such series of Preferred Stock.

    The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock (the "Parity Stock").

    Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

    The Preferred Stock of each series will include customary provisions (i) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (ii) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any Parity Stock are not paid in full, the holders of the Preferred Stock of such series and of such Parity Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

    Voting Rights. Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Stock, or except as expressly required by the DGCL, the holders of the Preferred Stock will not be entitled to vote. In the event the Company issues shares of a series of the Preferred Stock, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Stock.

DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. The Debt Securities may be issued either separately, or together with, or upon conversion of or in exchange for, other Securities.

    The Senior Debt Securities and the Subordinated Debt Securities will be issued under the indentures (the "Senior Indenture" and the "Subordinated Indenture," respectively) between the Company and the Trustee named in the applicable Prospectus Supplement. The forms of Senior Indenture and Subordinated Indenture (collectively, the "Indentures") have been filed as exhibits to the Company's Registration Statement on Form S-3 (No. 333-6031) and the Company's Form 8-K dated March 12, 1997, respectively. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to all of the provisions of, the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference.

    General. The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including without limitation any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements. (Indenture
Section 301)

    The amount of Debt Securities offered by this Prospectus will be limited to the amount of Securities set forth on the cover of this Prospectus that have not been otherwise issued or reserved for issuance. The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued thereunder. (Indenture Section 301)

    The Senior Debt Securities will rank pari passu in right of payment with all unsubordinated indebtedness of the Company, but, except to the extent such Senior Debt Securities are secured by collateral, will be effectively subordinated to the rights of holders of secured unsubordinated indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The Senior Debt Securities will rank senior to all unsecured subordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including the Senior Debt Securities, as described under "Subordination of Subordinated Debt Securities."

    The applicable Prospectus Supplement will indicate the form, registered or bearer, and denominations in which Debt Securities of any series may be issued. Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Indenture Section 305)

    Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency other than U.S. dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable at the office or agency maintained for such purpose. Interest on any Debt Security that is payable will be paid to the Person in whose name that Debt Security is registered in the Security Register. In addition, payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as it appears on the Security Register or by wire transfer to an account maintained by the Person entitled to such interest. (Indenture Sections 301 and 307)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (i) the title of the offered Debt Securities and whether the offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities;
(ii) any limit on the aggregate principal amount of the offered Debt Securities; (iii) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name they are registered on the regular record date for such interest; (iv) the date or dates, or the method by which such date or dates are determined or extended, on which the principal or installments of principal and premium, if any, of the offered Debt Securities is or are payable; (v) the rate or rates (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date from which any such interest will accrue, the dates on which such interest on the offered Debt Securities will be payable and the regular record dates therefor, the circumstances, if any, in which the Company may defer interest payments and the basis for calculating interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where the principal of and premium, if any, and interest on the offered Debt Securities will be payable and the offered Debt Securities may be surrendered for registration of transfer or exchange if other than those provided for in the Senior Indenture or the Subordinated Indenture; (vii) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (viii) the obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased in whole or in part pursuant to such obligation; (ix) whether the Debt Securities of the series will be convertible into shares of Common Stock and/or exchangeable for other securities, and if so, the terms and conditions upon which such Debt Securities will be so convertible or exchangeable and any deletions from or modifications or additions to the applicable Indenture to permit or to facilitate the issuance of such convertible or exchangeable Debt Securities or the administration thereof; (x) the identity of each Security Registrar and Paying Agent if other than or in addition to the Trustee; (xi) if the amount of principal of or any premium or interest on the offered Debt Securities may be determined by reference to an index or pursuant to a formula, the manner in which such amounts shall be determined; (xii) the applicability of, and any addition to or change in the covenants and definitions set forth in the applicable Indenture; (xiii) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (xiv) if other than U.S. dollars the currency or currencies for the payment of principal of and any premium and interest on the offered Debt Securities and the manner of determining the U.S. dollar equivalent of the principal amount thereof for purposes of the definition of "outstanding" and, if the principal of or any premium or interest on the offered Debt Securities is to be payable, at the election of the Company or the holder thereof, in one or more currencies other than that or those in which the offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such offered Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xv) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "Events of Default" and any change in the right of the Trustee or the holders to declare the principal of or any premium or interest on the offered Debt Securities due and payable; (xvi) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities, and any circumstances under which any such Global Security may be exchanged for Debt Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such depositary or its nominee, if other than those described in the applicable Indenture (see "Global Securities"); (xviii) if applicable, that the offered Debt Securities, in whole or in any specified part, are not defeasible; and (xix) any other terms of the offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Indenture Section 301)

    If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign currency, including any material foreign currency risks, will be specified in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Under the Indentures, the terms of the Debt Securities of any series may differ, and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

    Redemption. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or series thereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Debt Securities. The Prospectus Supplement relating to any offered Debt Securities or series thereof will specify the provisions, if any, regarding sinking fund provisions related to such Debt Securities or series thereof. The Indentures provide that the Company may deliver outstanding Debt Securities of like tenor of a series (other than any previously called for redemption) and may apply as a credit Debt Securities of like tenor of a series which have been redeemed either at the election of the Company pursuant to the terms of such Debt Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Debt Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Debt Securities of like tenor of such series required to be made pursuant to the terms of such Securities as provided for by the terms of such series. (Indenture Sections 1202 and 1203)

    The Indentures provide that, if less than all of the Debt Securities of any series are to be redeemed at any time, selection of Debt Securities for redemption will be made by the Trustee by such method as the Trustee shall deem fair and appropriate, and portions of the Debt Securities selected for redemption shall be in amounts equal to the minimum authorized denomination for Debt Securities of like tenor of that series or any integral multiple thereof of principal amount of Debt Securities of such series of a denomination larger than the minimum authorized denomination for Debt Securities of that series. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debt Securities to be redeemed at its registered address. If any Debt Security is to be redeemed in part only, the notice of redemption that relates to such Debt Security shall state the portion of the principal amount thereof to be redeemed. A new Debt Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debt Security. On and after the redemption date, interest ceases to accrue on Debt Securities or portions of them called for redemption. (Indenture Sections 1103, 1104, 1106 and 1107)

    Repurchase at the Option of Holders. Except as set forth in the Prospectus Supplement with respect to any offered Debt Securities or any series thereof, the Indentures do not contain provisions that permit the Holders of the Debt Securities to require that the Company repurchase or redeem the Debt Securities in the event of a sale of assets or a takeover, recapitalization or similar restructuring, nor does the Indenture contain covenants specifically designed to protect holders in the event of a highly leveraged transaction involving the Company.

    Covenants. The Indentures contain certain covenants relating to the Company and its operations, including covenants requiring the Company to (i) punctually pay interest and principal of Debt Securities, (ii) maintain of an office or agency in each place of payment in respect of the Debt Securities, (iii) hold in trust money for payment of interest or principal on Debt Securities, (iv) preserve the corporate existence, rights and franchises of the Company and its Material Subsidiaries (as defined in the Indentures), (v) generally maintain its properties and trademarks and to comply with applicable statutes, laws, ordinances and regulations, (vi) maintain adequate insurance, (vii) timely pay or discharge material tax obligations and claims for labor, material and supplies, which, if unpaid, might become a lien upon the property of the Company or any Subsidiary, (viii) keep proper books of record and account and
(ix) provide to the Trustee quarterly statements of compliance with the Indentures and notice of any event which after notice or lapse of time or both would become an Event of Default or the occurrence of any Repurchase Event. Certain of these covenants are subject to various exceptions and qualifications as set forth in the Indentures.

    Certain additional covenants in respect of the Company may be set forth in the Prospectus Supplement accompanying this Prospectus.

    Consolidation, Merger or Transfer. The Indentures provide that the Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity where the Company is not the surviving corporation unless (i) such other entity assumes the Company's obligations under the applicable Indenture and (ii), after giving effect thereto, no event shall have occurred and be continuing which, after notice or lapse of time, would become an Event of Default. (Indenture Section 801)

    Events of Default. The Indentures provide that each of the following constitutes an Event of Default with respect to the Debt Securities of any series issued pursuant to the Indentures: (i) failure to pay the principal on the Debt Securities of that series when due; (ii) failure for 30 consecutive days (for Debt Securities that pay interest less frequently than monthly) or 10 consecutive days (for Debt Securities that pay interest monthly) to pay when due any interest on the Debt Securities of that series; (iii) failure to deposit any sinking fund payment, when and as due, in respect of the Debt Securities of that series; (iv) failure to perform, or a breach of, any covenant or warranty set forth in the Indenture for 30 consecutive days after receipt of written notice from the Trustee or Holders of at least 25% in principal amount of the outstanding Debt Securities specifying the default and requiring the Company to remedy such default; (v) an event of default as defined in any indenture or instrument under which the Company or any Material Subsidiary shall have Outstanding at least $1.0 million aggregate principal amount of indebtedness shall have happened and resulted in acceleration of such indebtedness and such default shall not have been cured or waived and such acceleration shall not have been rescinded or annulled for a period of 30 consecutive days, (vi) certain events of insolvency, receivership or reorganization of the Company or any Material Subsidiary and (vii) entry of a final judgment, decree or order against the Company or any Material Subsidiary for the payment of money in excess of $5.0 million and such judgment, decree or order continues unsatisfied for 30 consecutive days without a stay of execution. (Indenture Section 501)

    If any Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series may declare the unpaid principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof), premium, if any, and any accrued and unpaid interest on all the Debt Securities of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary of the Company, all principal, premium, if any and interest on outstanding Debt Securities will become due and payable without further action or notice. Holders of the Debt Securities may not enforce the respective Indentures or the Debt Securities except as provided in the Indentures. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of Debt Securities. The Trustee may withhold from Holders of the Debt Securities of any series notice of any continuing Default or Event of Default (except a Default or Event of Default in payment on any Debt Security of any series or in the payment of any sinking fund installment with respect to such series) if it in good faith determines that withholding notice is in their interest. (Indenture Sections 502, 507, 512 and 602)

    The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debt Securities of such series waive any existing Default or Event of Default with respect to such series of Debt Securities and its consequences under the applicable Indenture except a continuing Default or Event of Default with respect to such series in the payment of interest on, or the principal of, or premium, if any, on the Debt Securities of such series. (Indenture Section 513)

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Indenture Section 512) The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee receives reasonable security or indemnity against any loss, liability or expense. (Indenture Sections 601 and 603)

    The Company is required to deliver to the Trustee quarterly a statement regarding compliance with the Indentures, and the Company is required upon becoming aware of any Default or Event of Default with respect to a series of Debt Securities due to any event of default under any other indenture or instrument to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. (Indenture Section 703)

    Defeasance Provisions. The Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) on the 91st day after the date of deposit with the Trustee, in trust, of money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Any such discharge is also subject to certain other conditions, including the limitation that such discharge may only occur if there has been a change in applicable federal law, or the Company has delivered to the Trustee an Opinion of Counsel to the effect that such a discharge will not cause the holders of such series of Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit, defeasance and discharge not occurred, and that such discharge will not cause any outstanding Debt Securities then listed on any securities exchange to be de-listed as a result thereof. (Indenture Section 403)

    The Company may omit to comply with certain restrictive covenants with respect to the Debt Securities of any series. If the Company elects not to comply with any term, provision or condition in any such covenant, the Company must deposit with the Trustee money, U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money, or a combination thereof, in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates on which such payments are due and payable in accordance with the terms of the applicable Indenture and such Debt Securities. Any such covenant defeasance is also subject to certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred. (Indenture Section 1009)

    In the event the Company omits compliance with certain covenants of the Indenture and the Debt Securities issued pursuant thereto are declared due and payable because of the occurrence of any event of default, although the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity, it may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such event of default. In such event, the Company shall remain liable for all such payments.

    Subordination of Subordinated Debt Securities. The Subordinated Debt Securities will be subordinate and subject in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. Upon any distribution to creditors in a liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceeding involving the Company, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations (as defined in the Subordinated Indenture) due on or to become due on or in respect of all Senior Debt, before the holders of Subordinated Debt Securities are entitled to receive any payment or distribution of any kind, whether in cash, property or securities, by set off or otherwise on account of the principal of (and premium, if any) or interest on the Subordinated Debt Securities or on account of any purchase, redemption or other acquisition of Subordinated Debt Securities by the Company, any Subsidiary of the Company, the Trustee or any Paying Agent or on account of any other obligation of the Company in respect of any Subordinated Debt Securities (excluding (i) shares of stock or securities of the Company or another corporation provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all then outstanding Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Debt Securities are so subordinated and (ii) payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any such series of Subordinated Debt Securities as described below) ("Securities Payments"). Until the Senior Debt is paid in full, any Securities Payment to which the holders of Subordinated Debt Securities or the Trustee for their benefit would be entitled, will be paid or delivered by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt or their representative or representatives or the trustee or trustees under any indenture pursuant to which any instruments evidencing, any Senior Debt may have been issued. (Subordinated Indenture Sections 1301 and 1302)

    The Subordinated Indenture contains certain standstill provisions, which provide that no payments of principal of, or interest on, the Subordinated Debt Securities may be made and no Subordinated Debt Securities may be accelerated if at the time thereof the Trustee has received a written notice (a "Default Notice") from the holder or holders of not less than 51% in principal amount of the outstanding Senior Debt or any agent therefor (a "Senior Agent") specifying that an event of default (a "Senior Event of Default") under any Senior Debt has occurred. Such standstill will remain in effect until the first to occur of the following: (i) the Senior Event of Default is cured, (ii) the Senior Event of Default is waived by the holders of such Senior Debt or the Senior Agent or
(iii) the expiration of 180 days after the date the Default Notice is received by the Trustee if the maturity of such Senior Debt has not been accelerated at such time. Any such standstill will not prevent the occurrence of an "Event of Default" under the Subordinated Indenture.

    In the event that the Trustee receives any Securities Payment prohibited by the subordination provisions of the Subordinated Indenture, such payment will be held by the Trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Subordinated Indenture Section 1304) Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

    By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

    Modification and Waiver. Modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or premium or interest on, any Debt Security, reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the Senior Indenture or for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain defaults or (iii) modify any of the various sections relating to above-described provisions. (Indenture Section 902)

    The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Indenture Section 1011) The holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal of, or any premium or interest on, any Debt Security of such series when due (other than amounts due and payable solely upon acceleration), or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Indenture Section 513) The definition of "Senior Debt" in the Subordinated Indenture may not be amended or modified in a manner adverse to the holders of then outstanding Senior Debt without the consent of the holders of all Senior Debt affected thereby. (Subordinated Indenture Section 908)

    The Indentures provide that, in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof to such date and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Indenture Section 101)

    Global Securities. The following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, The Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security, being herein referred to as a "Book-Entry Security").

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Prospectus

Supplement, all Book-Entry Securities will be denominated in U.S. dollars.

    Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have a responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    A Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agent registered under the Exchange Act, (ii) the Company, in its sole discretion, determines that such Global Security shall be exchangeable for certificated Debt Securities or (iii) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Certain Definitions. Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. (Indenture Section 101)

    "Funded Debt" means any of the following obligations of the Company or any Subsidiary which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 360 days after the date of the creation or incurrence of such obligation: (i) any obligations, contingent or otherwise, for borrowed money or for the deferred purchase price of property, assets, securities or services (including, without limitation, any interest accruing subsequent to an event of default), (ii) all obligations (including the Debt Securities) evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), except any such obligation that constitutes a trade payable and an accrued liability arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with generally accepted accounting principles, (iv) all Capital Lease Obligations, (v) liabilities of the Company actually due and payable under banker's acceptances or letters of credit, (vi) all indebtedness of the type referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or security interest in property of the Company or any Subsidiary (including, without limitation, accounts and contract rights), even though the Company or any Subsidiary has not assumed or become liable for the payment of such indebtedness and (vii) any guarantee or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement, contingent or otherwise, to purchase, repurchase, or otherwise acquire, to supply, or advance funds or become liable with respect to, any indebtedness or any obligation of the type referred to in any of the foregoing clauses (i) through (vi), regardless of whether such obligation would appear on a balance sheet.

    "Junior Indebtedness" means all Funded Debt except Senior Debt.

    "Material Subsidiary" means Holliday Fenoglio, Inc., AMRESCO Management, Inc., AMRESCO Residential Mortgage Corporation, AMRESCO Advisors, Inc., AMRESCO Residential Credit Corporation, AMRESCO Residential Capital Markets, Inc., AMRESCO Capital Corporation, AMRESCO New England, Inc., Oak Cliff Financial, Inc. and any other Subsidiary whose assets or revenues comprise at least five percent (5%) of the assets or revenues of the Company and the Subsidiaries on a consolidated basis as of the end of, or for the, Company's most recently completed fiscal quarter, as determined from time to time.

    "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the applicable Indenture.

    "Senior Debt" means any Funded Debt whether outstanding on the date of execution of the Indenture or thereafter created or incurred, unless it is provided in the appropriate instrument that such Funded Debt is subordinated to any other Funded Debt.

    "Subsidiary," means, with respect to any Person, (i) any Corporation of which at the time of determination more than 50% of the shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "U.S. Government Obligations" means direct obligations of the United States of America, or any Person controlled or supervised by and acting as an agency or instrumentality of such government, in each case where the payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by such government and which are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of or other amount with respect to the U.S. Government Obligation evidenced by such depository receipt.

SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

    General. If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants: (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and
(x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock. the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the shares of Preferred Stock or Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such shares of Preferred Stock or Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payment of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

    Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

    Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

    Common Stock Warrant Adjustments. The exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants) and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights") pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock

Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority owned Subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Offered Securities in one or more of the following ways: (i) through underwriters or dealers, (ii) through agents or
(iii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Offered Securities, the public offering or purchase price of such Offered Securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Offered Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

    If underwriters are involved in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions to be allowed or re-allowed or paid to dealers may be changed from time to time.

    Offered Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in or calculable from, the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject and (ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

    The Debt Securities, the Preferred Stock and the Securities Warrants will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

    Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

    Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock, the Preferred Stock, the Debt Securities and Securities Warrants offered hereby will be passed upon for the Company by L. Keith Blackwell as General Counsel of the Company. Mr. Blackwell currently owns beneficially 8,904 shares of Common Stock (excluding 10,501 unvested shares allocated under the Company's restricted stock plan) and holds options to purchase 46,165 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated balance sheets of Quality Mortgage USA, Inc. as of September 30, 1995 and 1996, and the consolidated statements of income, stockholder's equity and cash flows for each of the two years in the period ended September 30, 1996, incorporated by reference in the Prospectus, have been incorporated by reference herein in reliance of the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained at the website maintained by the Commission (http://www.sec.gov). The Company's Common Stock is quoted on the Nasdaq National Market and such reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. The Company's 10% Senior Subordinated Notes due 2003, the 8.75% Senior Notes due 1999 and the 10% Senior Subordinated Notes due 2004 are listed for trading on the New York Stock Exchange. Reports and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S.$").

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Current Report on Form 8-K dated March 12, 1997, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 700 North Pearl Street, Suite 2400, LB 342, Dallas, Texas 75201, Attention: L. Keith Blackwell, Vice President, General Counsel and Secretary. Telephone requests may be directed to L. Keith Blackwell, Vice President, General Counsel and Secretary of the Company, at
(214) 953-7700.

                                    GLOSSARY

    The following are certain defined terms which may be used in this Prospectus and any accompanying Prospectus Supplement:

    "ACACIA" means Acacia Realty Advisors, Inc.

    "ACC" means AMRESCO Capital Corporation, a subsidiary of the Company.

    "AMRESCO RESIDENTIAL" means, collectively, ARMC and AMRESCO Residential Credit Corporation, subsidiaries of the Company.

    "AMRESCO SERVICES" means a division of AMRESCO Management, Inc., a subsidiary of the Company.

    "ARCMI" means AMRESCO Residential Capital Markets, Inc., a subsidiary of the Company.

    "ARMC" means AMRESCO Residential Mortgage Corporation, a subsidiary of the Company.

    "ASSET PORTFOLIO" means a pool or portfolio of performing, non-performing or underperforming commercial, industrial, agricultural and/or real estate loans.

    "BEI" means BEI Holdings, Ltd.

    "BEI MERGER" means the merger of Holdings with and into a subsidiary of BEI on December 31, 1993.

    "COMPANY" means, unless otherwise stated in this Prospectus or unless the context otherwise requires, the Company and each of its subsidiaries.

    "CONDUIT PURCHASERS" means investment bankers and other financial intermediaries who purchase or otherwise accumulate pools or portfolios of loans having common features (e.g., real estate mortgages, etc.), with the intent of securitizing such loan assets and selling them to a trust that obtains its funds by selling ownership interests in the trust to public or private investors.

    "CREDIT AGREEMENTS" means the Revolving Loan Agreement and the Warehouse Agreements.

    "CREDIT ENHANCEMENT" means the method by which a seller of asset-backed securities achieves a higher credit rating with respect to such securities than the credit rating of the assets collateralizing such securities. Credit enhancement is often achieved through the use of financial guaranty insurance policies.

    "DTC" means The Depository Trust Company or its nominees.

    "DUS" means the Delegated Underwriting and Servicing program established by Fannie Mae that permits a DUS approved lender to commit and close loans for multi-family mortgages for resale to Fannie Mae without Fannie Mae's prior approval of such loans.

    "EQS" means, collectively, EQ Services, Inc. and Equitable Real Estate Investment Management, Inc.

    "FACE VALUE" means, with respect to any loan or Asset Portfolio, the aggregate unpaid principal balance of a loan or loans.

    "FANNIE MAE" means the Federal National Mortgage Association.

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FREDDIE MAC" means the Federal Home Loan Mortgage Corporation.

    "FULL SERVICER" means an entity which serves as Primary Servicer, Master Servicer and Special Servicer on an Asset Portfolio.

    "HOLLIDAY FENOGLIO" means Holliday Fenoglio, Inc., a subsidiary of the Company.

    "MASTER SERVICER" means an entity which provides administrative services with respect to securitized pools of mortgage-backed securities.

    "NATIONSBANK OF TEXAS" means NationsBank of Texas, N.A.

    "PRIMARY SERVICER" means an entity which provides various administrative services with respect to loans such as collecting monthly mortgage payments, maintaining escrow accounts for the payment of ad valorem taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in mortgages or the Master Servicer of a pool and reporting to those investors or the Master Servicer on financial transactions related to such mortgages.

    "QUALITY" means Quality Mortgage USA, Inc., a California corporation.

    "REVOLVING LOAN AGREEMENT" means the First Amended and Restated Revolving Loan Agreement dated as of April 25, 1996 and as subsequently amended, among the Company, NationsBank of Texas, as Agent, and the Banks which are parties thereto from time to time.

    "RTC" means the Resolution Trust Corporation.

    "SECURITIZATION" and "SECURITIZED" mean a transaction in which loans originated or purchased by an entity are sold to special purpose entities organized for the purpose of issuing asset-backed, mortgage-backed or commercial loan-backed securities.

    "SENIOR SUBORDINATED NOTES" means the Company's 10% Senior Subordinated Notes due 2003 and the Company's 10% Senior Subordinated Notes due 2004, collectively.

    "SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture dated January 15, 1996, governing the Senior Subordinated Notes.

    "SPECIAL SERVICER" means an entity which provides asset management and resolution services with respect to non-performing or under-performing loans within a pool of performing loans and/or mortgages.

    "SUBORDINATED CERTIFICATES" means the unrated and uninsured tranches of collaterlized residential or commercial mortgage-backed securities which are included under the caption "Retained Interests in Securitizations trading" in the Company's consolidated balance sheet.

    "SUB-PRIME LOAN" means a residential mortgage loan to borrowers who do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. Such borrowers may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history.

    "WAREHOUSE" means a type of lending arrangement whereby loans funded or purchased and held for sale are financed by financial institutions or institutional lenders on a short-term basis and secured by the underlying loans.

    "WAREHOUSE AGREEMENTS" mean all warehouse loan facilities entered into by the Company from time to time.

===============================================================================


No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation by anyone in any state in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              --------------------

                               Table of Contents

                                                         Page
                                                         ----
  THE COMPANY.............................................3
  RISK FACTORS............................................5
  USE OF PROCEEDS........................................11
  RATIOS OF EARNINGS TO FIXED
    CHARGES AND EARNINGS TO
    COMBINED FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS........................11
  DESCRIPTION OF SECURITIES..............................12
  PLAN OF DISTRIBUTION...................................26
  LEGAL MATTERS..........................................27
  EXPERTS............................................... 27
  AVAILABLE INFORMATION..................................27
  INCORPORATION OF CERTAIN
    DOCUMENTS BY REFERENCE...............................28
  GLOSSARY.............................................. 29



                                 AMRESCO, INC.



                             ---------------------
                                  PROSPECTUS
                             ---------------------











===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                      SEC Registration Fee                                 $151,156
                      Printing Expenses                                           *
                      Accounting Fees and Expenses                                *
                      Legal Fees and Expenses                                     *
                      Blue Sky Fees and Expenses                                  *
                      Indenture Trustees Fees and Expenses                        *
                      Fees of Transfer Agent and Registrar                        *
                      Miscellaneous Expenses                                      *
                            Total......................................... $      *

-----------------

  * To be completed by amendment

    All of the above expenses except the Securities and Exchange Commission registration fee are estimated and include only those fees and expenses associated with preparing this Registration Statement. All of such expenses will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation, as amended (the "Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify, to the full extent permitted by law, any person against liabilities arising from their service as directors, officers, employees or agents of the Company. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

    Section 145 further provides that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      The Certificate and the Bylaws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision related to director's liability shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification. Further, if the DGCL shall be repealed or modified, the elimination of liability of a director provided in the Certificate and the Bylaws shall be to the fullest extent permitted by the DGCL as so amended.

ITEM 16. EXHIBITS

           Exhibit No.        Exhibit
           -----------        -------

                1.1     -     Form of Purchase Agreement for Debt Securities,
                              incorporated by reference to Exhibit 1.1 to the Registrant's Registration Statement on Form S-3
                              (No. 333-6031).

                1.2*    -     Form of Underwriting Agreement for Preferred
                              Stock.

                1.3*    -     Form of Underwriting Agreement for Common
                              Stock.

                4.1     -     Specimen Common Stock Certificate of the
                              Registrant, incorporated by reference to Exhibit
                              4.4 to the Registrant's Registration Statement on
                              Form S-3 (No. 33-63683).

                4.2     -     Senior Indenture, incorporated by reference to
                              Exhibit 4.2 to the Registrant's Registration
                              Statement on Form S-3 (No. 333-6031).

                4.3     -     Subordinated Indenture, incorporated by
                              reference to Exhibit 4.1 to the Registrant's
                              Current Report on Form 8-K dated March 12, 1997.

                4.4*    -     Form of Certificate of Designation for
                              Preferred Stock.

                4.5*    -     Specimen Preferred Stock Certificate.

                4.6*    -     Form of Warrant Agreement.

                4.7*    -     Specimen Warrant Certificate (included in
                              Exhibit 4.6).

                5.1     -     Opinion of L. Keith Blackwell, General Counsel
                              of the Company, regarding legality of securities being registered.

                12.1    -     Statement of Computation of Ratio of Earnings
                              to Fixed Charges.

                12.2    -     Statement of Computation of Ratio of Earnings
                              to Fixed Charges and Preferred Stock Dividends.

                23.1    -     Consent of L. Keith Blackwell, contained in the
                              opinion filed as Exhibit 5.1

                23.2    -     Consent of Deloitte & Touche L.L.P.

                23.3    -     Consent of Coopers & Lybrand L.L.P.

                24.1    -     Powers of Attorney (included on page II-4).

                25.1    -     Statement of Eligibility of Senior Trustee on
                              Form T-1, incorporated by reference to Exhibit
                              25.1 to the Registrant's Registration Statement on Form S-3 (No. 333-6031).

                25.2    -     Statement of Eligibility of Subordinated
                              Trustee on Form T-1, incorporated by reference to
                              Exhibit 25.2 to the Registrant's Registration
                              Statement on Form S-3 (No. 333-6031).
-----------
* To be filed

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement).

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 27th day of May, 1997.

                                     AMRESCO, INC.

                                     By: /s/ Robert H. Lutz, Jr.
                                        ---------------------------------------
                                            Robert H. Lutz, Jr.
                                            Chairman of the Board and Chief
                                            Executive Officer

    Each person whose signature appears below does hereby make, constitute and appoint Robert H. Lutz, Jr., Robert L. Adair III and L. Keith Blackwell and each of them his true and lawful attorney with full power of substitution to execute, deliver and file with the Securities and Exchange Commission, for and on his behalf and in his capacity or capacities as stated below any amendment (including post-effective amendments) to the Registration Statement with all exhibits thereto, making such changes in the Registration Statement as the Registrant deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 27th day of May, 1997:


            SIGNATURE                                          Title
            ---------                                          -----
  /s/  ROBERT H. LUTZ, JR.                           Chairman of the Board and
---------------------------------                     Chief Executive Officer
  Robert H. Lutz, Jr.

  /s/  ROBERT L. ADAIR III                           Director, President and
---------------------------------                     Chief Operating Officer
  Robert L. Adair III

  /s/ BARRY L. EDWARDS                               Executive Vice President and
---------------------------------                     Chief Financial Officer
  Barry L. Edwards                                   (Principal Financial Officer)

  /s/ JAMES P. COTTON, JR.                           Director
---------------------------------
  James P. Cotton, Jr.

  /s/  RICHARD L. CRAVEY                             Director
---------------------------------
  Richard L. cravey

  /s/ GERALD E. EICKHOFF                             Director
---------------------------------
  Gerald E. Eickhoff

  /s/  EDWIN A. WAHLEN, JR.                          Director
---------------------------------
  Edwin A. Wahlen, Jr.

  /s/ AMY J. JORGENSEN                               Director
---------------------------------
  Amy J. Jorgensen

  /s/  JOHN J. MCDONOUGH                             Director
---------------------------------
  John J. McDonough

  /s/ BRUCE W. SCHNITZER                             Director
---------------------------------
  Bruce W. Schnitzer

  /s/ RONALD B. KIRKLAND                             Vice President and Chief
---------------------------------                    Accounting Officer
  Ronald B. Kirkland                                  (Principal Accounting Officer)

                                 EXHIBIT INDEX


           Exhibit No.        Exhibit
           -----------        -------
                1.1     -     Form of Purchase Agreement for Debt Securities,
                              incorporated by reference to Exhibit 1.1 to the
                              Registrant's Registration Statement on Form S-3
                              (No. 333-6031).

                1.2*    -     Form of Underwriting Agreement for Preferred
                              Stock.

                1.3*    -     Form of Underwriting Agreement for Common
                              Stock.

                4.1     -     Specimen Common Stock Certificate of the
                              Registrant, incorporated by reference to Exhibit
                              4.4 to the Registrant's Registration Statement on
                              Form S-3 (No. 33-63683).

                4.2     -     Senior Indenture, incorporated by reference to
                              Exhibit 4.2 to the Registrant's Registration
                              Statement on Form S-3 (No. 333-6031).

                4.3     -     Subordinated Indenture, incorporated by
                              reference to Exhibit 4.1 to the Registrant's
                              Current Report on Form 8-K dated March 12, 1997.

                4.4*    -     Form of Certificate of Designation for
                              Preferred Stock.

                4.5*    -     Specimen Preferred Stock Certificate.

                4.6*    -     Form of Warrant Agreement.

                4.7*    -     Specimen Warrant Certificate (included in
                              Exhibit 4.6).

                5.1     -     Opinion of L. Keith Blackwell, General Counsel
                              of the Company, regarding legality of securities
                              being registered.

                12.1    -     Statement of Computation of Ratio of Earnings
                              to Fixed Charges.

                12.2    -     Statement of Computation of Ratio of Earnings
                              to Fixed Charges and Preferred Stock Dividends.

                23.1    -     Consent of L. Keith Blackwell, contained in the
                              opinion filed as Exhibit 5.1

                23.2    -     Consent of Deloitte & Touche L.L.P.

                23.3    -     Consent of Coopers & Lybrand L.L.P.

                24.1    -     Powers of Attorney (included on page II-4).

                25.1    -     Statement of Eligibility of Senior Trustee on
                              Form T-1, incorporated by reference to Exhibit
                              25.1 to the Registrant's Registration Statement
                              on Form S-3 (No. 333-6031).

                25.2    -     Statement of Eligibility of Subordinated
                              Trustee on Form T-1, incorporated by reference to
                              Exhibit 25.2 to the Registrant's Registration
                              Statement on Form S-3 (No. 333-6031).

-----------
* To be filed